Exhibit 99.1

Contacts:

Zafgen, Inc.

Patricia Allen

Chief Financial Officer

617-648-9792

Brian Ritchie

(212) 850-5683

Brian.Ritchie@fticonsulting.com

Zafgen Reports Second Quarter 2014 Financial Results

Quarter Highlighted by Successful Completion of Initial Public Offering and Receipt of $102.7 Million in Net Proceeds

Progressed Clinical Pipeline with Start of ZAF-221 Phase 2a Clinical Trial in Obesity Associated with Hypothalamic Injury

BOSTON, Mass., August 13, 2014 – Zafgen, Inc. (Nasdaq: ZFGN), a biopharmaceutical company dedicated to significantly improving the health and well-being of patients affected by obesity, today announced its second quarter 2014 financial results.

Recent Business Highlights

•	Completed an underwritten initial public offering (IPO) of 6.9 million shares of common stock, including the underwriters’ exercise in full of their over-allotment option of 900,000 shares, providing net proceeds of approximately $102.7 million.

•	Received orphan designation in Prader-Willi syndrome (PWS) for lead product candidate, beloranib, in the European Union (EU).

•	Initiated the ZAF-221 Phase 2a clinical trial in patients with obesity associated with hypothalamic injury, including craniopharyngioma-associated obesity, in June 2014.

•	Expanded the leadership team through the appointment of Patrick Loustau to President and the addition of Frank Thomas to the Board of Directors and Chairman of the Audit Committee.

“The second quarter was an exciting time for Zafgen as we completed our IPO, strengthened our team, and further advanced our lead product candidate, beloranib,” said Dr. Thomas Hughes, Chief Executive Officer of Zafgen. “As we close this quarter, we are now well-capitalized and looking forward to the remainder of 2014, as well as 2015, during which time we anticipate additional efficacy and safety data from three key clinical trials for beloranib, including a Phase 2a trial in obesity associated with hypothalamic injury, the first Phase 3 controlled trial in Prader-Willi syndrome in the United States, and a Phase 2b trial in severe obesity in the general population.”

“We are very pleased with our accomplishments thus far in 2014 and are excited by the data rich year ahead in 2015, including planned results of our first Phase 3 trial with beloranib. We remain committed to bringing life-changing treatment options to patients affected by obesity and obesity-related disorders,” concluded Dr. Hughes.

Discussion of Second Quarter 2014 Financial Results

Cash and Cash Equivalents

As of June 30, 2014, the Company had cash and cash equivalents totaling $134.2 million, which includes net proceeds of $102.7 million from the IPO.

Net Loss

The Company reported a net loss for the three months ended June 30, 2014 of $6.4 million, or $2.96 per share, compared to a $3.1 million net loss, or $4.37 per share, for the three months ended June 30, 2013. The weighted average common shares (basic and diluted) outstanding used to compute net loss per share were 2,178,465 for the three months ended June 30, 2014, compared to 729,391 for the three months ended June 30, 2013. The Company had 22,707,012 shares of common stock outstanding as of June 30, 2014.

Research and Development Expenses

Research and development expenses for the three months ended June 30, 2014 increased to $4.7 million, compared to $2.0 million in the three months ended June 30, 2013. The increase was primarily due to increased costs of $2.0 million associated with the Company’s beloranib program, $0.3 million associated with ZGN-839 and other early-stage development programs (consisting of its second-generation MetAP2 inhibitors), $0.3 million associated with personnel related costs, and $0.2 million in consultant related costs.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2014 increased to $1.3 million, compared to $1.0 million in the three months ended June 30, 2013, primarily due to increased personnel related costs of $0.3 million and increased travel and other related costs of $0.1 million period over period, partially offset by a decrease in professional fees of $0.1 million period over period.

2014 Financial Guidance

The Company expects to end 2014 with greater than $95 million in cash and cash equivalents.

“Zafgen is pleased to have completed its IPO in June 2014 and with the $102.7 million in net proceeds from the offering expects to end 2014 with greater than $95 million in cash and cash equivalents,” said Patricia Allen, Chief Financial Officer of Zafgen. “We believe this financial position enables us to build our business, including executing on the three clinical trials we will be conducting in 2014 and 2015.”

Conference Call

Zafgen will host an investor conference call today, August 13, 2014 at 4:30 p.m., Eastern Time, to discuss the Company’s second quarter 2014 results as well as other forward-looking information about Zafgen’s business. Investors and other interested parties may participate by dialing 844-824-7428 in the United States or 973-500-2177 outside the United States. The call will also be broadcast live on the Company’s website at www.zafgen.com. You can access the replay for seven days by dialing 855-859-2056 in the United States and 404-537-3406 outside the United States and referencing conference ID number 85806537.

About Prader-Willi Syndrome

Prader-Willi syndrome (PWS), the most common known genetic cause of life-threatening obesity, results in constant and unrelenting hunger that drives patients with PWS to engage in problematic food-related behaviors and gain excessive weight. As a result, many of those affected become morbidly obese and suffer significant mortality. There is currently no cure for this disease. Although the cause is complex, it results from a deletion or loss of function of a cluster of genes on the 15th chromosome. PWS typically causes low muscle mass and function, short stature, incomplete sexual development, and a chronic feeling of hunger that, coupled with a metabolism that utilizes drastically fewer calories than normal, can lead to excessive eating and life-threatening obesity. PWS occurs in males and females equally and in all races, with the same incidence around the world. Prevalence estimates have ranged from 1:8,000 to 1:50,000.

About Obesity Caused by Hypothalamic Injury

When the hypothalamus is injured, a syndrome of intractable weight gain and hyperphagia (excessive hunger) can ensue, resulting in a poor quality of life. This rare and complicated medical condition occurs in affected individuals due to the presence and/or subsequent treatment of a tumor growing in or near the hypothalamus, and is caused by changes in the structure and function of the hypothalamus that occur subsequent to surgery to remove the tumor, or subsequent to radiation therapy. The most common tumor type associated with this form of obesity is craniopharyngioma. Craniopharyngioma-associated obesity incidence estimates have ranged from 0.13 to 0.17 per 100,000 per year. Other comparably located tumors contribute smaller numbers of patients, but with similar clinical presentation with respect to obesity. These tumor types include pilocystic astrocytoma, medulloblastoma, and pineal germinoma. Rarely, this form of obesity also has been reported in cases of head trauma and stroke leading to injury to the hypothalamus.

About Beloranib

Beloranib is a novel, first-in-class injectable small molecule therapy with a unique mechanism of action that reduces hunger while stimulating the use of stored fat as an energy source. Beloranib is a potent inhibitor of MetAP2, an enzyme that modulates the activity of key cellular processes that control metabolism. MetAP2 inhibitors work, at least in part, by directing MetAP2 binding to cellular stress mediators, and, thus, reducing the tone of signals that drive lipid synthesis by the liver and fat storage throughout the body. In this manner, MetAP2 inhibition increases metabolism of fat as an energy source. Zafgen holds exclusive worldwide rights (exclusive of South Korea) for the development and commercialization of beloranib. Zafgen exclusively licensed beloranib from Chong Kun Dang (CKD) Pharmaceutical Corp. of South Korea.

About Zafgen

Zafgen (Nasdaq: ZFGN) is a biopharmaceutical company dedicated to significantly improving the health and well-being of patients affected by obesity. Beloranib, Zafgen’s lead product candidate, is a novel, first-in-class, twice-weekly subcutaneous injection being developed for the treatment of multiple indications, including severe obesity in Prader-Willi syndrome, obesity caused by hypothalamic injury, including craniopharyngioma-associated obesity, and severe obesity in the general population. Zafgen was founded in 2005 to explore novel approaches to obesity therapeutics, including agents known to inhibit MetAP2 that had been found to drive unprecedented weight loss and metabolic improvements in mice. The Company is located in Boston, MA.

Safe Harbor Statement

Various statements in this release concerning Zafgen’s future expectations, plans and prospects, including without limitation, Zafgen’s expectations regarding beloranib as a treatment for PWS and other forms of severe obesity, its expectations with respect to the timing and success of its clinical trials, the expected timing of additional clinical trials, its plans regarding commercialization of beloranib and its expectations relating to available cash and cash equivalents at the end of 2014 may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Zafgen’s ability to successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Zafgen’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, competition from others developing products for similar uses, Zafgen’s ability to manage operating expenses, Zafgen’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Zafgen’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in the final prospectus related to Zafgen’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act, as well as discussions of potential risks, uncertainties, and other important factors in Zafgen’s subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Zafgen’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Zafgen explicitly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Zafgen, Inc.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Three Months Ended June 30,
	2014	2013

Revenue	$—	$—

Operating expenses:
Research and development	4,695	1,961
General and administrative	1,291	1,014

Total operating expenses	5,986	2,975

Loss from operations	(5,986)	(2,975)

Other income (expense):
Interest income	1	—
Interest expense	(443)	—
Foreign currency transaction gains (losses), net	28	(161)

Total other income (expense), net	(414)	(161)

Net loss and comprehensive loss	(6,400)	(3,136)
Accretion of redeemable convertible preferred stock to redemption value	(43)	(54)

Net loss attributable to common stockholders	$(6,443)	$(3,190)

Net loss per share attributable to common stockholders, basic and diluted	$(2.96)	$(4.37)

Weighted average common shares outstanding, basic and diluted	2,178,465	729,391

Zafgen, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$134,233	$35,517
Prepaid expenses and other current assets	1,367	224
Tax incentive receivable	1,222	1,617

Total current assets	136,822	37,358
Property and equipment, net	42	37
Other assets	104	743

Total assets	$136,968	$38,138

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,057	$2,015
Accrued expenses	2,045	900

Total current liabilities	4,102	2,915
Notes payable, net of discount, long-term	7,447	—

Total liabilities	11,549	2,915

Redeemable convertible preferred stock, $0.001 par value; No shares and 99.3 million shares authorized at June 30, 2014 and December 31, 2013, respectively; no shares and 94.5 million shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	—	103,797
Stockholders’ equity (deficit):
Preferred stock; $0.001 par value; 5.0 million shares and no shares authorized at June 30, 2014 and December 31, 2013, respectively; no shares issued and outstanding at June, 30, 2014 and December 31, 2013	—	—
Common stock, $0.001 par value; 115.0 million shares authorized at June 30, 2014 and December 31, 2013; 22.7 million shares and 0.7 million shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	23	1
Additional paid-in capital	205,161	332
Accumulated deficit	(79,765)	(68,907)

Total stockholders’ equity (deficit)	125,419	(68,574)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$136,968	$38,138

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the final prospectus related to Zafgen’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act, which includes the audited consolidated financial statements for the year ended December 31, 2013.